EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP REPORTS 2012 FOURTH QUARTER RESULTS

Reports Record Fourth Quarter Adjusted EBITDA

CHESTER, WV — March 7, 2013 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) today announced financial results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter 2012 Highlights

•                  Net revenue growth of 12.2%, including revenue of $32.4 million for the second quarter of operations at Scioto Downs.

•                  Adjusted EBITDA from continuing operations for the fourth quarter of 2012 was $21.2 million, an increase of 6.2% from the prior-year period.

“We continue to be pleased with the ramp-up of operations at our new Scioto Downs gaming facility which generally exceeded our fair share of the Columbus slot market,” said Jeffrey J. Dahl, President and Chief Executive Officer of MTR Gaming Group, Inc.  “The new facility generated solid revenue and adjusted EBITDA in its second quarter contributing to our record fourth quarter adjusted EBITDA.  Although our other regional gaming facilities continue to perform within our expectations, competition, weather and overall weakness in consumer spending has had an effect on them.”

“Looking forward to 2013, we will continue our efforts to improve our guests’ gaming and entertainment experience through thoughtful spending on capital improvements —including commencing renovation of hotel rooms at Mountaineer Park, redefining the gaming floors at our properties to improve efficiencies and guest interaction, and making other facility improvements,” continued Mr. Dahl.  “In addition, we will remain focused on maintaining our margins and generating operating efficiencies across our properties.”

For the fourth quarter of 2012, the Company’s total net revenues were $116.3 million, an increase of 12.2% compared to $103.6 million in the same period of 2011.  Adjusted EBITDA from continuing operations in the fourth quarter of 2012 was $21.2 million, an increase of 6.2% from the prior-year period, and adjusted EBITDA margin from continuing operations was 18.2%, a decrease of 110 basis points from the prior-year period.

The Company reported loss from continuing operations of $5.5 million for the quarter, or $0.20 per diluted share, compared to loss from continuing operations of $6.8 million, or $0.24 per diluted share, in the same period of 2011.  Excluding a $0.7 million impairment charge in the fourth quarter of 2011, loss from continuing operations in the fourth quarter of 2011 would have been $6.1 million, or $0.22 per diluted share.

Net revenues at Scioto Downs were $32.4 million during the fourth quarter of 2012 compared to $0.3 million during the fourth quarter of 2011.  The property generated adjusted EBITDA of $10.8 million, compared to an EBITDA loss of $0.4 million in the same quarter of 2011.  The adjusted EBITDA margin for the fourth quarter of 2012 was 33.4%.  The increase in net revenues and adjusted EBITDA for the fourth quarter of 2012 was attributable to the opening of the VLT gaming facility on June 1, 2012.

Net revenues at Mountaineer Casino, Racetrack & Resort decreased 15.8% to $47.0 million in the fourth quarter of 2012 compared to $55.8 million in the fourth quarter of 2011.  Revenues from slots and table games decreased by $5.5 million and $2.1 million, respectively, compared to the same quarter of 2011.  The property saw adjusted EBITDA decrease to $7.2 million from $11.7 million in the comparable quarter of 2011, while the adjusted EBITDA margin at Mountaineer decreased to 15.3% compared to 21.0% in the prior-year quarter.  The decrease in gaming revenues and adjusted EBITDA for the fourth quarter of 2012 was primarily attributable to increased competition from Ohio.

Net revenues at Presque Isle Downs & Casino decreased 22.3% to $36.9 million during the fourth quarter of 2012 compared to $47.5 million during the fourth quarter of 2011.  Revenues from slots and table games decreased by $8.2 million and $1.7 million, respectively, compared to the same quarter of 2011.  The property generated adjusted EBITDA of $5.8 million compared to $10.9 million in the same quarter of 2011, with the adjusted EBITDA margin decreasing to 15.7% compared to 23.0% in the prior-year quarter.  The decrease in net revenues and adjusted EBITDA for the fourth quarter of 2012 was primarily attributable to increased competition from Ohio.

Corporate overhead costs totaled $2.6 million during the fourth quarter of 2012 compared to $2.3 million in the prior-year period, with the increase due primarily to corporate marketing costs and insurance-related expenses.

Full Year 2012 Highlights

For the year ended December 31, 2012, MTR’s total net revenues increased 14.5% to $490.0 million from $428.1 million in the prior year.  Adjusted EBITDA from continuing operations increased 13.6% to $93.8 million (including $2.7 million of project-opening costs) during 2012 from $82.6 million (including $2.1 million received from a mineral rights lease bonus payment and $0.2 million of project-opening costs) last year.  For the year ended December 31, 2012, loss from continuing operations was $5.4 million, or $0.19 per diluted share, and included $2.7 million of project-opening costs, $7.8 million of incremental interest expense primarily associated with the Company’s debt refinancing in the third quarter of 2011 (net of $1.3 million of capitalized interest), and approximately $3.6 million of income tax expense primarily attributable to additional valuation allowances on deferred tax assets.  In the prior year, the Company reported a loss from continuing operations of $51.2 million, or $1.84 per diluted share, which included income tax expense of approximately $4.3 million attributable to an increase in the valuation allowance on deferred tax assets, a $34.4 million pre-tax loss on debt extinguishment associated with MTR’s refinancing and $5.9 million of gaming assessment costs.  Absent these charges, prior year loss from continuing operations would have been $6.5 million, or $0.23 per diluted share.

See attached tables, including a reconciliation of net loss, a GAAP financial measure, to adjusted EBITDA, as well as the calculation of adjusted EBITDA margin, each of which are non-GAAP financial measures.

Balance Sheet and Liquidity

As of December 31, 2012, MTR had $115.1 million in cash and cash equivalents and $556.7 million in total debt, net of discount.  In addition, the Company has $20 million available for borrowing under its revolving credit facility.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA represents earnings (losses) before interest, income taxes, depreciation and amortization, gain (loss) on the sale or disposal of property, other regulatory gaming assessment costs, loss on asset impairment, loss on debt modification and extinguishments and equity in loss of unconsolidated joint venture, to the extent that such items existed in the periods presented.  Adjusted EBITDA margin represents the calculation of adjusted EBITDA divided by net revenues. Adjusted EBITDA and adjusted EBITDA margin are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), are unaudited and should not be considered as an alternative to, or more meaningful than, net income (loss) or operating margin as indicators of our operating performance, or cash flows from operating activities, as a measure of liquidity. Adjusted EBITDA and adjusted EBITDA margin have been presented as supplemental disclosures because they are widely used measures of performance and basis’ for valuation of companies in our industry. Management of the Company uses adjusted EBITDA and adjusted EBITDA margin as primary measures of the Company’s operating performance and as components in evaluating the performance of operating personnel.  Uses of cash flows that are not reflected in adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, and certain regulatory gaming assessments which can be significant. Moreover, other companies that provide EBITDA and/or adjusted EBITDA information may calculate EBITDA and/or adjusted EBITDA differently than we do. A reconciliation of GAAP net income (loss) to adjusted EBITDA, as well as the calculation of adjusted EBITDA margin, is included in the financial tables accompanying this release.

Conference Call

Management will conduct a conference call focusing on the financial results and corporate developments today at 4:30 p.m. EST.  Interested parties may participate in the call by dialing (888) 505-4375.  Please call in 10 minutes before the call is scheduled to begin and ask for the MTR Gaming call (conference ID #4371457).

The conference call will be webcast live via the Investor Relations section of the Company’s website at www.mtrgaming.com.  To listen to the live webcast please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen to the live call, the conference call will be archived on the Investor Relations section of the Company’s website.

A replay of the call will be available two hours following the end of the call through midnight EDT on Thursday, March 14, 2013 at www.mtrgaming.com and by telephone at (877) 870-5176; passcode 4371457.

About MTR Gaming Group

MTR Gaming Group, Inc. is a hospitality and gaming company that through subsidiaries owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

Forward-Looking Statements

Except for historical information, this press release contains forward-looking statements concerning, among other things the prospects for improving the results of our operations at Mountaineer, Presque Isle Downs and Scioto Downs, including the successful operation of video lottery terminals at Scioto Downs. Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, the impact of new competition for Mountaineer, Presque Isle Downs and Scioto Downs (including casino gaming and video lottery terminals in Ohio), the successful integration and operation of video lottery terminals at Scioto Downs, the effectiveness of our marketing programs, the enactment of future gaming legislation in the jurisdictions in which we operate, changes in, or failure to comply with, laws, regulations or the conditions of our gaming licenses, accounting standards or environmental laws, including adverse changes in the gaming tax rates that the Company currently pays in its various jurisdictions, general economic conditions, disruption (occasioned by weather conditions or work stoppages) of our operations, our ability to maintain or improve our operating margins, our continued suitability to hold and obtain renewals of our gaming and racing licenses, our ability to fulfill our obligations and comply with the covenants associated with our various debt instruments and/or our ability to obtain additional debt and/or equity financing, if and when needed, and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-

looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

John W. Bittner, Jr.

Executive Vice President and Chief Financial Officer

(724) 933-8122

Jbittner@mtrgaming.com

MTR GAMING GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011

Revenues:
Gaming	$106,184	$94,122	$445,848	$385,300
Pari-mutuel commissions	2,021	1,929	10,368	10,206
Food, beverage and lodging	8,724	7,879	36,489	32,604
Other	3,251	2,610	11,392	11,067
Total revenues	120,180	106,540	504,097	439,177
Less promotional allowances	(3,904)	(2,951)	(14,098)	(11,095)
Net revenues	116,276	103,589	489,999	428,082

Operating expenses:
Expenses of operating departments:
Gaming	63,189	58,433	267,195	244,268
Pari-mutuel commissions	2,337	2,251	11,083	11,410
Food, beverage and lodging	7,442	5,669	28,554	23,697
Other	1,778	1,468	7,374	6,271
Marketing and promotions	4,090	2,932	16,936	12,610
General and administrative	16,619	12,992	62,738	52,963
Project opening costs	(13)	36	2,705	197
Depreciation	7,532	6,863	27,511	27,939
Impairment loss	—	685	—	685
(Gain) loss on the sale or disposal of property	(48)	682	(52)	470
Total operating expenses	102,926	92,011	424,044	380,510

Operating income	13,350	11,578	65,955	47,572

Other income (expense):
Interest income	9	75	168	145
Interest expense	(17,351)	(17,162)	(67,993)	(60,159)
Loss on debt extinguishment	—	—	—	(34,364)

Loss from continuing operations before income taxes	(3,992)	(5,509)	(1,870)	(46,806)
Provision for income taxes	(1,500)	(1,256)	(3,577)	(4,347)

Loss from continuing operations	(5,492)	(6,765)	(5,447)	(51,153)

Discontinued operations:
Income (loss) from discontinued operations before income taxes	—	787	(278)	787
Provision for income taxes	—	—	—	—
Income (loss) from discontinued operations before non- controlling interest	—	787	(278)	787
Non-controlling interest	1	1	1	1
Income (loss) from discontinued operations	1	788	(277)	788

Net loss	$(5,491)	$(5,977)	$(5,724)	$(50,365)

Net (loss) income per share - basic:
Loss from continuing operations	$(0.20)	$(0.24)	$(0.19)	$(1.84)
Income (loss) from discontinued operations	—	0.03	(0.01)	0.03
Net loss	$(0.20)	$(0.21)	$(0.20)	$(1.81)

Net (loss) income per share - diluted:
Loss from continuing operations	$(0.20)	$(0.24)	$(0.19)	$(1.84)
Income (loss) from discontinued operations	—	0.03	(0.01)	0.03
Net loss	$(0.20)	$(0.21)	$(0.20)	$(1.81)

Weighted average number of shares outstanding:
Basic	28,054,429	27,940,702	28,011,513	27,835,649
Diluted	28,054,429	27,940,702	28,011,513	27,835,649

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011

Net revenues:
Mountaineer Casino, Racetrack & Resort	$46,983	$55,766	$222,025	$224,103
Presque Isle Downs & Casino	36,897	47,505	181,172	201,148
Scioto Downs	32,396	297	86,769	2,746
Corporate	—	21	33	85
Consolidated net revenues	$116,276	$103,589	$489,999	$428,082

Adjusted EBITDA from continuing operations:
Mountaineer Casino, Racetrack & Resort	$7,187	$11,718	$43,498	$47,449
Presque Isle Downs & Casino	5,808	10,949	35,092	45,778
Scioto Downs	10,814	(402)	26,856	(1,476)
Corporate	(2,602)	(2,290)	(11,641)	(9,160)
Consolidated Adjusted EBITDA from continuing operations	$21,207	$19,975	$93,805	$82,591

Adjusted EBITDA from discontinued operations	1	626	(277)	626

Consolidated Adjusted EBITDA	$21,208	$20,601	$93,528	$83,217

The following tables set forth a reconciliation of income (loss) from continuing operations and income (loss) from discontinued operations, each of which are GAAP financial measures, to adjusted EBITDA, as well as the calculation of adjusted EBITDA margin, each of which are non-GAAP financial measures.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011

Adjusted EBITDA from continuing operations:

Mountaineer Casino, Racetrack & Resort:
Income from continuing operations	$4,819	$8,732	$32,760	$35,653
Interest (income) expense, net	—	(2)	—	22
Benefit for income taxes	—	—	(13)	(4)
Depreciation	2,367	2,786	10,755	11,831
(Gain) loss on the sale or disposal of property	1	(2)	(4)	(257)
Impairment loss	—	204	—	204
Adjusted EBITDA from continuing operations	$7,187	$11,718	$43,498	$47,449
Net revenues	$46,983	$55,766	$222,025	$224,103
Adjusted EBITDA margin	15.3%	21.0%	19.6%	21.2%

Presque Isle Downs & Casino:
Income from continuing operations	$1,928	$4,548	$22,265	$19,491
(Capitalized interest) interest expense, net	(22)	(3)	(63)	4
Provision for income taxes	1,725	1,268	3,586	3,927
Depreciation	1,853	3,873	8,961	15,292
Other regulatory gaming assessments	373	167	391	5,925
(Gain) loss on the sale or disposal of property	(49)	684	(48)	727
Impairment loss	—	412	—	412
Adjusted EBITDA from continuing operations	$5,808	$10,949	$35,092	$45,778
Net revenues	$36,897	$47,505	$181,172	$201,148
Adjusted EBITDA margin	15.7%	23.0%	19.4%	22.8%

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION (continued)

(dollars in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
Adjusted EBITDA from continuing operations (continued):

Scioto Downs:
Income (loss) from continuing operations	$7,741	$(557)	$20,334	$(2,164)
Capitalized interest	—	(37)	(1,227)	(20)
(Provision) Benefit for income taxes	(228)	—	(1)	—
Depreciation	3,301	192	7,750	767
Gain on debt extinguishment	—	—	—	(59)
Adjusted EBITDA from continuing operations [1]	$10,814	$(402)	$26,856	$(1,476)
Net revenues	$32,396	$297	$86,769	$2,746
Adjusted EBITDA margin	33.4%	N/A	31.0%	N/A

Corporate:
Loss from continuing operations	$(19,979)	$(19,488)	$(80,805)	$(104,133)
Interest expense, net of interest income	17,364	17,129	69,115	60,008
Provision (benefit) for income taxes	2	(12)	4	424
Depreciation	11	12	45	49
Loss on debt extinguishment	—	—	—	34,423
Impairment loss	—	69	—	69
Adjusted EBITDA from continuing operations	$(2,602)	$(2,290)	$(11,641)	$(9,160)

Consolidated:
Loss from continuing operations	$(5,491)	$(6,765)	$(5,446)	$(51,153)
Interest expense, net of interest income and capitalized interest	17,342	17,087	67,825	60,014
Provision for income taxes	1,499	1,256	3,576	4,347
Depreciation	7,532	6,863	27,511	27,939
Other regulatory gaming assessments	373	167	391	5,925
Gain (loss) on the sale or disposal of property	(48)	682	(52)	470
Loss on debt extinguishment	—	—	—	34,364
Impairment Loss	—	685	—	685
Adjusted EBITDA from continuing operations [1]	$21,207	$19,975	$93,805	$82,591
Net revenues	$116,276	$103,589	$489,999	$428,082
Adjusted EBITDA margin	18.2%	19.3%	19.1%	19.3%

Adjusted EBITDA from discontinued operations:

Income (loss) from discontinued operations	$1	$788	$(277)	$788
Interest income	—	(162)	—	(162)
Adjusted EBITDA from discontinued operations	$1	$626	$(277)	$626

[1] Adjusted EBITDA from continuing operations for the three and twelve months ended December 31, 2012, included project-opening costs of ($13,000) and $2,705,000, respectively, related to video lottery gaming operations at Scioto Downs which commenced June 1, 2012. Additionally, adjusted EBITDA from continuing operations for the twelve months ended December 31, 2011, included a mineral rights lease bonus payment that was received by Mountaineer in the amount of $2,100,000.

MTR GAMING GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31	December 31
	2012	2011
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$115,113	$85,585
Restricted cash	4,088	1,146
Accounts receivable, net of allowance for doubtful accounts of $350 in 2012 and $383 in 2011	3,934	4,554
Amounts due from West Virginia Lottery Commission	17	122
Inventories	4,305	3,503
Deferred financing costs	1,642	1,622
Deferred income taxes	—	494
Prepaid expenses and other current assets	5,582	5,366
Total current assets	134,681	102,392

Property and equipment, net	387,015	299,579
Funds held for construction project	—	130,114
Other intangible assets	136,094	85,577
Deferred financing costs, net of current portion	8,407	9,919
Deposits and other	1,908	1,902
Non-operating real property	10,789	11,207
Assets of discontinued operations	181	181
Total assets	$679,075	$640,871

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,719	$1,461
Accounts payable - gaming taxes and assessments	11,077	8,854
Accrued payroll and payroll taxes	5,776	3,872
Accrued interest	27,369	27,072
Accrued income taxes	743	958
Other accrued liabilities	13,579	10,741
Construction project and equipment liabilities	481	3,732
License fee payable	25,000	—
Deferred income taxes	1,472	—
Liabilities of discontinued operations	123	223
Total current liabilities	89,339	56,913

Long-term debt	556,716	548,933
Other regulatory gaming assessments	5,319	5,408
Long-term compensation	871	242
Deferred income taxes	12,620	11,048
Other long-term liabilities	517	—
Total liabilities	665,382	622,544

Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	63,822	62,804
Accumulated deficit	(50,012)	(44,288)
Accumulated other comprehensive loss	(341)	(404)
Total stockholders’ equity of MTR Gaming Group, Inc.	13,469	18,112
Non-controlling interest of discontinued operations	224	215
Total stockholders’ equity	13,693	18,327
Total liabilities and stockholders’ equity	$679,075	$640,871

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